Exhibit (d)(6)

Merrill Lynch, Pierce, Fenner & Smith
       Incorporated
One Bryant Park
New York, NY 10036

Goldman, Sachs & Co.
200 West Street
New York, NY 10282

July 26, 2012

Technology Crossover Ventures
528 Ramona Street
Palo Alto, CA 94301
Attention: Mr. Frederic Fenton

RE:             Partial Waiver of Lock-Up Agreement

Dear Mr. Fenton:

Reference is made to that certain Lock-Up Agreement (the "Agreement"), dated January 22, 2012, among TCV VI, L.P. ("TCV VI"), TCV Member Fund, L.P. ("TCV Fund"), and Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), as representatives of the Underwriters, as defined therein, pursuant to which TCV VI and TCV Fund agreed to certain restrictions, including restrictions on contracting to sell certain securities of FX Alliance Inc. (the "Company") without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch.

The undersigned understand that the Company has entered into a definitive agreement with Thomson Reuters Corporation and certain of its subsidiaries (together, "Thomson Reuters"), pursuant to which Thomson Reuters will conduct a tender offer (the "Tender Offer") to acquire all of the outstanding common stock, par value $0.0001 per share, of the Company (the "Common Stock"). In connection with the Tender Offer, TCV VI and TCV Fund have entered into a Tender and Support Agreement, dated July 8, 2012, with Thomson Reuters Corporation, Thomcorp Holdings Inc. and CB Transaction Corp. (the "Support Agreement"). Under the Support Agreement, TCV VI and TCV Fund have agreed that, effective upon the earlier of (i) the expiration of the Lock-Up Period (as defined in the Agreement), and (ii) the effectiveness of a waiver of or amendment to the Agreement expressly permitting TCV VI and TCV Fund to take the actions contemplated by the Support Agreement, each of TCV VI and TCV Fund will, among other things, tender the shares of Common Stock beneficially owned by them into the Tender Offer and refrain from certain transfers of, or granting certain rights with respect to, such shares.

The undersigned hereby grant an unconditional, irrevocable waiver of the application of the Agreement with respect to the performance of the respective obligations of TCV VI and TCV Fund pursuant to the Support Agreement. For the avoidance of doubt, the Agreement shall continue in full force and effect in accordance with its terms other than with respect to the performance by TCV VI and TCV Fund of the Support Agreement.

The undersigned understand that you are relying upon the above waiver and release in any transactions that you may undertake in connection with the Tender Offer and the acquisition of the Company by Thomson Reuters. This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Goldman, Sachs & Co.
By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.) Michael Wise

Merrill Lynch, Pierce, Fenner & Smith Incorporated
By:	/s/ John D. Moriarty
	Name:	John David Moriarty
	Title:	Managing Director